UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 4, 2013

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	IRS Employer Identification Number
1-13739	UNS ENERGY CORPORATION	86-0786732
(An Arizona Corporation) 88 E. Broadway Boulevard Tucson, AZ 85701 (520) 571-4000

1-5924	TUCSON ELECTRIC POWER COMPANY	86-0062700
(An Arizona Corporation) 88 E. Broadway Boulevard Tucson, AZ 85701 (520) 571-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Settlement Agreement

As previously reported, Tucson Electric Power Company (TEP or the Company) has a rate case proceeding pending before the Arizona Corporation Commission (ACC or the Commission).

On February 4, 2013, TEP, ACC Staff, the Residential Utility Consumer Office, Arizonans for Electric Choice and Competition, and other parties to TEP’s pending rate case proceeding entered into a settlement agreement (2013 Settlement Agreement). The 2013 Settlement Agreement requires the approval of the ACC before new rates can become effective. If the 2013 Settlement Agreement is approved, the average monthly bill for the average residential customer would increase by less than $3.00.

The terms of the 2013 Settlement Agreement include, but are not limited to:

•	an increase in non-fuel retail base rates of approximately $76 million over adjusted test year revenues;

•	an Original Cost Rate Base (OCRB) of approximately $1.5 billion and a Fair Value Rate Base (FVRB) of approximately $2.3 billion;

•	a return on equity of 10.0%, a long-term cost of debt of 5.18%, and a short-term cost of debt of 1.42%, resulting in a weighted average cost of capital of 7.26%;

•	a 0.68% return on the fair value increment of rate base (the fair value increment of rate base represents the difference between OCRB and FVRB of approximately $800 million);

•	a capital structure of approximately 43.5% equity, 56.0% long-term debt, and 0.5% short-term debt; and

•	an agreement by TEP to seek recovery of costs related to the Nogales transmission line from the Federal Energy Regulatory Commission before requesting rate recovery from the ACC.

The 2013 Settlement Agreement also includes cost adjustment mechanisms, an energy efficiency resource plan and modifications to TEP’s Purchased Power and Fuel Adjustment clause (PPFAC), which are described below.

Lost Fixed Cost Recovery Mechanism

A Lost Fixed Cost Recovery mechanism (LFCR) would allow TEP to recover certain non-fuel costs that would otherwise go unrecovered due to lost kWh sales attributed to compliance with the ACC’s Electric Energy Efficiency Standards and distributed generation requirements under the Renewable Energy Standard. The LFCR rate would be adjusted annually and be subject to a year-over-year cap of 1% of TEP’s total retail revenues.

Environmental Compliance Adjustor

An Environmental Compliance Adjustor (ECA) mechanism would allow TEP to recover the costs of complying with environmental standards required by federal or other governmental agencies between rate cases. The ECA would be adjusted annually to recover environmental compliances costs, subject to a cap equal to 0.25% of TEP’s total retail revenue requirement.

Energy Efficiency Resource Plan

The Energy Efficiency Resource Plan (EERP) would allow TEP to invest in cost-effective energy efficiency programs approved by the ACC. Investments under the EERP would be considered regulatory assets and amortized over five-years. If certain thresholds are met as established in the EE implementation plans and approved by the Commission, TEP would recover its costs associated with the EERP, including a return on and a return of its investments, through the Company’s existing demand-side management surcharge.

Purchased Power and Fuel Adjustor Clause

A new PPFAC rate, which includes a one-time credit of approximately $3 million related to sulfur credits and a $9.7 million deferral of certain costs, will be effective at the same time new base rates are approved by the ACC. TEP’s existing PPFAC mechanism will continue with certain modifications, including the recovery of the following costs and/or credits: lime costs; sulfur credits; broker fees; and 100% of the proceeds from the sale of SO2 allowances.

Procedural Schedule

Direct testimony in support of, or in opposition to, the 2013 Settlement Agreement	February 15, 2013
Responsive testimony in support of, or in opposition to, the 2013 Settlement Agreement	March 1, 2013
Hearings before ACC Administrative Law Judge (ALJ) begin	March 6, 2013

An ACC ALJ will issue a recommended opinion and order following the conclusion of hearings. That recommendation is then subject to approval by the ACC.

The parties to the 2013 Settlement Agreement agreed to ask the Commission (1) to find that the terms and conditions of the 2013 Settlement Agreement are just and reasonable and in the public interest, along with any and all other necessary findings, and (2) to approve the 2013 Settlement Agreement such that it and the rates contained therein may become effective on July 1, 2013.

The 2013 Settlement Agreement can be found on UNS Energy’s website through a link at http://ir.uns.com/tep.cfm.

TEP cannot predict whether the 2013 Settlement Agreement will be approved or modified by the ACC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 5, 2013	UNS ENERGY CORPORATION
(Registrant)

/s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer

Date: February 5, 2013	TUCSON ELECTRIC POWER COMPANY
(Registrant)

/s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer